UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   G.  Carl Everett, Jr.
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Personal Systems Group
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/26/ |M   | |800000            |A  |$12.875    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |100000            |D  |$22.1875   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |25000             |D  |$22.8125   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |200000            |D  |$22.00     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |75000             |D  |$22.375    |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |25000             |D  |$22.25     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |25000             |D  |$22.3125   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |50000             |D  |$22.50     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |50000             |D  |$22.5625   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |25000             |D  |$22.4375   |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |25000             |D  |$22.75     |                   |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/ |S   | |200000            |D  |$22.6875   |58134              |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1190               |I     |By Employer 401(k) Plan    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Nonqualified Stock Opt|$12.875 |2/26/|M   | |800000     |D  |1    |2/2/0|Common Stock|800000 |N/A    |1600000     |D  |            |
ions                  |        | 2001|    | |           |   |     |8    |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |2    |7/17/|Common Stock|       |       |51920       |I  |Family L.P. |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$30.43  |     |    | |           |   |3    |3/26/|Common Stock|       |       |79879       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nnonqualified Stock Op|$43.438 |     |    | |           |   |4    |3/02/|Common Stock|       |       |100000      |D  |            |
tions                 |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |5    |9/23/|Common Stock|       |       |67135       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$45.90  |     |    | |           |   |6    |3/24/|Common Stock|       |       |30501       |D  |            |
ions                  |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Exercisable in accordance with the following schedule: 800,000 shares on 2/2 of each year from 2002 through 2003.
2. Exercisable in accordance with the following schedule: 10,384 shares on 7/17 of each year from 1999 through 2003.
3. Exercisable according to the following schedule: 19,969 shares on 3/26/00, 19,970 shares on 3/26/01 and 39,940 shares on 3/26/02.
4. Exercisable in accordance with the following schedule: 20,000 shares on 3/2 of each year from 2001 through 2005.
5. Exercisable according to the following schedule: 13,427 shares on 9/23 each year from 2000 through 2004.
6. Exercisable in accordance with the following schedule: 7,625 shares on 3/24 of 2001 and 2002 and 15,251 shares on 3/24/2003.